Exhibit 5.1

April ___, 2012

First Community Bancshares, Inc. One Community Place Bluefield, West Virginia 24605-0989

Re:        Form S-4 Registration Statement

Ladies and Gentlemen:

This opinion is rendered in connection with the Form S-4 Registration Statement (the “Registration Statement”) filed by First Community Bancshares, Inc. (the “Registrant”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the proposed offering of up to _____________ shares of common stock of Registrant, $1.00 par value (“Common Stock”) issuable in connection with the proposed acquisition of Peoples Bank of Virginia, Richmond, Virginia (“Peoples Bank”), by Registrant, pursuant to the terms of the Agreement and Plan of Reorganization (the “Merger Agreement”) dated March 1, 2012.

We are of the opinion that if all the conditions set forth in the Merger Agreement between Registrant and Peoples Bank are satisfied, the Common Stock, when issued in connection with the Merger Agreement in accordance with the terms set forth therein, will be duly authorized, validly issued, fully paid and nonassessable. This opinion is limited in all respects to matters of law of the State of Nevada, and we express no opinion as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the reference therein to us. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Sandra M. Murphy

Partner
Bowles Rice McDavid Graff & Love LLP